11 May 2010

The Toronto-Dominion Bank
Triton Court, 14/18 Finsbury Square
London  EC2A 1DB
United Kingdom

Ladies and Gentlemen,

ASIAN DEVELOPMENT BANK
Series No.: 538-01-1
BRL50,000,000 9.25 per cent. Notes due 30 April 2013
payable in United States dollars (the “Notes”)
(to be consolidated and form a single series with the BRL225,000,000 9.25 per cent. Notes due 30 April 2013 payable in United States dollars issued on 30 April 2010)
Issued Under the Global Medium-Term Note Program (the “Program”)

I have participated in the proceedings of the Asian Development Bank (“ADB”) to authorize the issue and sale of the captioned Notes issued under the Program.  In that connection, I have examined, among other things, the following:

(a)          the Agreement Establishing the Asian Development Bank (the “Charter”) and the By-Laws of ADB;

(b)          a letter dated 12 November 1997 from the Bank of England to the Treasurer of ADB, confirming that the Government of the United Kingdom has given all approvals required from such Government pursuant to Article 21 of the Charter for the purposes of the Notes;

(c)          a letter dated 26 June 2001 from the Department of the Treasury of the United States to the Treasurer of ADB, confirming that the Government of the United States of America has given all approvals required from such Government pursuant to Article 21 of the Charter for the purposes of the Notes;

(d)          the resolution adopted by the Board of Directors of ADB on 10 December 2009 (the “Resolution”), authorizing the issue and sale of the Notes pursuant to various determinations of the President, a Vice President or the Treasurer of ADB;

6 ADB Avenue, Mandaluyong City 1550 Metro Manila, Philippines	Tel +63 2 632 4444 Fax +63 2 636 2444	information@adb.org www.adb.org

(e)         the memorandum of the Deputy Treasurer of ADB dated 7 May 2010 setting forth his determinations as required under the Resolution for the issue and sale of the Notes;

(f)          the Borrowing Regulation of ADB dated 9 December 2008;

(g)          the Terms Agreement between ADB and the Managers dated 7 May 2010 (the “Terms Agreement”) relating to the issue and sale of the Notes; and

(h)          the Pricing Supplement dated 7 May 2010 (the “Pricing Supplement”) relating to the issue and sale of the Notes.

Based on my examination and review of the documents described above and such other documents and matters as are in my judgment necessary for the purposes of this opinion, I am of the opinion that:

(A)         ADB has obtained all governmental approvals required pursuant to the Charter in connection with the offering, issue and sale of the Notes.

(B)         The creation, issue, sale and delivery of the Notes have been duly authorized.  When the Notes have been duly issued and delivered in book-entry form, or duly executed, authenticated, issued and delivered with respect to Notes in definitive form, and have been paid for in accordance with the Terms Agreement (which Terms Agreement shall have been duly authorized, executed and delivered by the Managers), the Notes will constitute valid, binding and enforceable obligations of ADB in accordance with their terms.

(C)         The Terms Agreement and the Pricing Supplement have each been duly authorized, executed and delivered by ADB and each constitutes a valid, binding and enforceable agreement of ADB.

This opinion is limited to matters of public international law, including without limitation the Charter, the By-Laws of ADB, the Rules of Procedure of the Board of Governors of ADB and the Rules of Procedure of the Board of Directors of ADB.  No opinion is expressed herein, or should be deemed to be implied hereby, in respect of the laws of any national jurisdiction.  To the extent that any opinion is expressed herein as to the validity and binding effect of any agreement or instrument executed by ADB which by its terms is governed by national law, such opinion as to matters of public international law is given upon the assumption of the validity and binding effect of such agreement or instrument under such national law.

Very truly yours,

/s/ Philip Daltrop
PHILIP DALTROP
Officer-in-Charge/Deputy General Counsel